Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ingredion Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-43525, 333-71573, 333-75844, 333-33100, 333-105660, 333-113746, 333-129498, 333-143516, 333-160612, 333-171310 and 333-208668) of Ingredion Incorporated of our report dated February 19, 2016, with respect to the consolidated balance sheets of Ingredion Incorporated and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in this December 31, 2015 annual report on Form 10-K of Ingredion Incorporated.

Our report dated February 19, 2016 on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated subsidiaries except for Kerr Concentrates, Inc., a business acquired by the Company during 2015.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Kerr Concentrates, Inc.

/s/ KPMG LLP

Chicago, Illinois
February 19, 2016